UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: OCTOBER 2, 2008

CHINA NATURAL GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-31539	98-0231607
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

19th Floor, Building B, Van Metropolis
Tang Yan Road, Hi-Tech Zone
Xian,710065, Shaanxi Province
China
(Address of principal executive offices)

86-29-88323325
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On October 2, 2008, China Natural Gas, Inc. (the “Company”) through its wholly-owned subsidiary, Xi’an Xilan Natural Gas Co., Ltd. (“Xilan”), a company organized under the laws of the People’s Republic of China (“PRC”), entered into an Equity Ownership Transfer Agreement (the “Acquisition Agreement”) with Lingbao Yuxi Natural Gas Co., Ltd. (“Yuxi”) and the shareholders of Yuxi, Zhihe Zhang and Lingjun Hu (the “Sellers”), pursuant to which the Company has agreed to acquire and Sellers have agreed to sell all of the Sellers’ equity interest in and all assets held by Yuxi.

Pursuant to the terms of the Acquisition Agreement, Xilan will acquire for cash consideration of RMB 134 million, 100% of all outstanding registered equity interest in Yuxi and all assets held by Yuxi, including the land use right to 0.44 acres and all of Yuxi’s local businesses’ exclusive operation right.  The acquisition will exclude all liability of Yuxi which is estimated at Renminbi (“RMB”) 144,534,400 as of the date of the Acquisition Agreement.

The total consideration for the acquisition of Lingbao will be paid to Zhihe Zhang and Lingjun Hu in three payments as follows:

•	RMB 50 million within 10 days of the full execution of the Acquisition Agreement.
•	RMB 70 million upon the completion of transfer of all tangible assets to Xilan.
•
RMB 14 million upon the completion of the registration of the transfer of equity ownership of all of the outstanding equity interest in Yuxi to Xilan with the applicable regulatory government departments in the People’s Republic of China.

In the event the transferred assets are valued to be less than the value set forth in the appraisal reports attached as exhibits to the Acquisition Agreement, the Sellers have agreed to refund Xilan the difference in cash.

A copy of the Acquisition Agreement is filed as an exhibit to this Current Report on Form 8-K. The summary of the Acquisition Agreement set forth above is qualified by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

2.1	Form of Equity Ownership Transfer Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NATURAL GAS, INC.

Date: December 31, 2008	/s/ Qinan Ji
Qinan Ji
Chief Executive Officer